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FOR IMMEDIATE RELEASE
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Media contacts:     Mary Thomas, (847) 948-2815
                    Jean-Pierre Hambursin, in Europe, +33 6 07 32 80 41

Investor contacts:  Neville Jeharajah, (847) 948-2875
                    Mary Kay Ladone, (847) 948-3371


                 BAXTER SUSPENDS EUROPEAN TRAUMA TRIAL FOR ITS

                             HEMOGLOBIN THERAPEUTIC

               Decision will Delay Receiving Marketing Clearance


DEERFIELD, Ill., June 2, 1998 -- Baxter Healthcare Corporation announced today that it has suspended enrollment in its European clinical trial investigating its oxygen-carrying solution, HemAssist(R)(DCLHb), in patients suffering from severe trauma. Baxter has suspended the trial, which had enrolled 117 patients, to further analyze the data gathered to date and assess if the trial as currently designed can meet the established endpoints for efficacy. Baxter said this decision will delay the company's ability to receive marketing clearance for HemAssist(R)(DCLHb) in the United States or Europe, which it had been expecting by late 1999 or early 2000.

Baxter will continue to work with its clinical investigators and the European regulatory authorities to determine its options. The company and its clinical investigators continue to believe that an oxygen-carrying hemoglobin therapeutic can meet the acute medical needs of patients in a variety of indications.

In previous clinical trials, more than 500 patients have received HemAssist(R)(DCLHb) and its safety profile has been well-established. Baxter's U.S. Phase III trial in patients undergoing elective surgery is continuing to accrue patients.
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Baxter Healthcare Corporation is the principal domestic operating subsidiary of
Baxter International Inc. Baxter International is a global medical-products and services company that is a leader in technologies related to the blood and circulatory system. Through its subsidiaries, Baxter has market-leading positions in four global businesses: blood therapies, which develops therapies and products used in transfusion medicine; cardiovascular medicine, which develops products and provides services to treat late-stage cardiovascular disease; renal therapy, which develops products and services to improve therapies for treating kidney disease; and intravenous systems/medical products, which develops technologies and systems to improve intravenous medication delivery, and distributes medical products.

This news release includes forward-looking statements that involve risks and uncertainties, including technological advances in the medical field, product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. All of these forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.